UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Agree Realty Corporation

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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AGREE REALTY CORPORATION

70 E. Long Lake Road
Bloomfield Hills, MI 48304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 19, 2017

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of AGREE REALTY CORPORATION, a Maryland corporation, will be held at 10:00 a.m. local time on May 19, 2017, at the Embassy Suites, 850 Tower Drive, Troy, Michigan 48098 for the following purposes:

•	To elect two directors to serve until the annual meeting of stockholders in 2020;
•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017;
•	To approve, by non-binding vote, executive compensation; and
•	To approve (on an advisory basis) whether an advisory vote on the compensation of our named executive officers should occur every one, two or three years.

In addition, stockholders will consider and vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 20, 2017 will be entitled to notice of and to vote at the annual meeting or at any adjournment or postponement thereof. Stockholders are cordially invited to attend the meeting in person.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the internet. On or about April 6, 2017, we expect to mail our stockholders either (i) a copy of this Notice of Annual Meeting, the proxy statement, the accompanying proxy card, our annual report and the Notice of Internet Availability of Proxy Materials (the “Notice”) (if a stockholder previously requested paper delivery of proxy materials) or (ii) the Notice only, each in connection with the solicitation of proxies by our board of directors for use at the annual meeting and any adjournments or postponements thereof. The Notice contains instructions for your use of this process, including how to access our Notice of Annual Meeting, proxy statement and annual report over the internet, how to authorize your proxy to vote online and how to request a paper copy of the Notice of Annual Meeting, proxy statement and annual report.

It is important that your shares be voted. You may authorize your proxy to vote your shares over the internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you attend the annual meeting, you may revoke your proxy in accordance with procedures set forth in the proxy statement and vote in person.

By Order of the Board of Directors

Matthew M. Partridge
Chief Financial Officer, Secretary and
Executive Vice President

March 31, 2017
Bloomfield Hills, Michigan

i

AGREE REALTY CORPORATION

70 E. Long Lake Road
Bloomfield Hills, MI 48304

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 19, 2017

ABOUT THE ANNUAL MEETING

This proxy statement is furnished by our board of directors (the “Board”) in connection with the Board’s solicitation of proxies to be voted at the annual meeting of stockholders of Agree Realty Corporation (the “Company”) to be held at 10:00 a.m. local time on May 19, 2017, at the Embassy Suites, 850 Tower Drive, Troy, Michigan 48098, and at any adjournment or postponement thereof.

On or about April 6, 2017, we are mailing either (i) a copy of the Notice of Annual Meeting, this proxy statement, the accompanying proxy card, our annual report and the Notice of Internet Availability of Proxy Materials (the “Notice”) (if a stockholder previously requested paper delivery of proxy materials), or (ii) the Notice only, to our stockholders of record on March 20, 2017. The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

What is the purpose of the 2017 annual meeting of stockholders?

At the 2017 annual meeting, holders of our common stock will be voting on the matters set forth below:

•	To elect two directors to serve until the annual meeting of stockholders in 2020;
•	To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for 2017;
•	To approve by non-binding vote, executive compensation; and
•	To approve (on an advisory basis) whether an advisory vote on the compensation of our named executive officers should occur every one, two or three years.

The Board recommends a vote FOR the director nominees, FOR the ratification of Grant Thornton’s appointment and FOR executive compensation and EVERY YEAR on the frequency of executive compensation votes.

In addition, management will report on our performance and will respond to appropriate questions from stockholders. A representative of Grant Thornton will be present at the annual meeting and will be available to respond to appropriate questions. Such representative will also have an opportunity to make a statement.

Who is entitled to vote?

All stockholders of record at the close of business on March 20, 2017, the record date, will be entitled to vote. Each share of common stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the record date, 26,219,680 shares of our common stock, $.0001 par value per share, were outstanding.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum for all purposes. Proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether or not there is a quorum.

However, if a quorum is not present at the annual meeting, the stockholders, present in person or represented by proxy, have the power to adjourn the annual meeting until a quorum is present or represented. Regardless of whether a quorum is present, our bylaws provide that the chairman of the meeting may recess or adjourn the meeting.

What is the difference between holding shares as a stockholder of record and a beneficial owner?

Stockholders of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice and, if applicable, our proxy materials (including the Notice of Annual Meeting, the proxy statement, the accompanying proxy card, our annual report and the Notice) are being sent to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us over the internet or by telephone as described in the Notice, through an accompanying proxy card or to vote in person at the annual meeting.

Beneficial Owners.  Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and the Notice and, if applicable, our proxy materials (including the Notice of Annual Meeting, the proxy statement, the accompanying proxy card, our annual report and the Notice) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the meeting, we encourage you to vote your shares prior to the meeting.

Stockholders of Record.  If you are a stockholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.  If you hold your shares through a broker, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Can I vote my shares without attending the annual meeting?

If you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided or vote by telephone or internet as indicated on your proxy card. Voting your shares over the internet, by mailing a proxy card or by telephone, will not limit your right to attend the annual meeting and vote your shares in person. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in this proxy statement.

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the internet.

Can I change my vote after I have voted?

Yes. Proxies properly submitted over the internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting, either by internet, mail or telephone, a proxy to our Secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy. If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one Notice or proxy card or voting instruction card?

If you receive more than one Notice or proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or our transfer agent. If you receive more than one Notice, please submit all of your proxies over the internet, by mail or by telephone, following the instructions provided in the Notice, to ensure that all of your shares are voted. If you receive more than one proxy card or voting instruction card, please sign and deliver each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

How many copies should I receive if I share an address with another stockholder?

The Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of the Notice, and, if applicable, our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

The Company and brokers, banks or other agents may be householding the Notice and our proxy materials. A single Notice and, if applicable, a single set of our proxy materials, including the Notice of Annual Meeting, the proxy statement, the accompanying proxy card, our annual report and the Notice, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, a set of our proxy materials, to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice or a separate set of our proxy materials, you may send a written request to Agree Realty Corporation, 70 E. Long Lake Road, Bloomfield Hills, MI 48304, Attention: Secretary. In addition, if you are receiving multiple copies of the Notice and, if applicable, our proxy materials, you can request householding by contacting our Secretary in the same manner.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record.  Proxies properly submitted via the internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly submitted proxy does not provide voting instructions on a proposal, the proxy will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy card that properly comes before the annual meeting, the proxy holders named therein will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

Beneficial Owners.  Proxies properly submitted via the internet, mail or telephone or pursuant to your voting instruction card will be voted at the annual meeting in accordance with your directions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable law and New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, including the ratification of the appointment of our independent registered public accounting firm. However, your broker does not have discretionary authority to vote on the election of directors, on the advisory vote approving our executive compensation or the advisory vote on the frequency of executive compensation vote in which case a “broker non-vote” will occur and your shares will not be voted on these matters.

What vote is required to approve each item?

Proposal 1 — Election of Directors.  The two nominees receiving the highest number of “for” votes at the annual meeting will be elected as directors. Any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results. The slate of nominees discussed in this proxy statement consists of two directors, Merrie S. Frankel and Farris G. Kalil, whose terms are expiring. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Our stockholders do not have the right to cumulate their votes for directors.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of votes cast at the annual meeting is necessary to ratify the Audit Committee’s appointment of Grant Thornton as our independent registered public accounting firm for 2017. Abstentions are not treated as votes cast under Maryland law and, therefore, they have no effect on the outcome of this proposal. Although stockholder ratification of the appointment is not required by current law or rules and regulations and is not binding on us, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of Grant Thornton, the Audit Committee in its sole discretion may terminate the engagement of Grant Thornton and engage another independent auditor at any time during the year.

Proposal 3 — Advisory (Non-Binding) Vote Approving Executive Compensation.  The affirmative vote of a majority of votes cast at the annual meeting is necessary to approve our executive compensation. Abstentions and broker non-votes are not treated as votes cast under Maryland law and, therefore, they have no effect on the outcome of this proposal.

Proposal 4 — Advisory (Non-Binding) Vote on the Frequency of Executive Compensation Votes.  The frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by the stockholders. Abstentions and broker non-votes are not treated as votes cast under Maryland law and, therefore, they have no effect on the outcome of this proposal.

Other Matters.  If any other matter is properly submitted to the stockholders at the annual meeting, its adoption will require the affirmative vote of a majority of votes cast at the annual meeting. The Board does not propose to conduct any business at the annual meeting other than as stated above.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews. In addition, our directors and officers may solicit proxies by mail, telephone, telecopy or in person.

How do I find out the voting results?

Voting results will be announced at the annual meeting and will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the close of the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock (our only outstanding class of equity securities) as of March 20, 2017, with respect to each director and named executive officer, and all of our directors and named executive officers as a group. As of March 20, 2017, there were 26,219,680 shares of our common stock outstanding. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed below and none of the named executive officers or directors has pledged his or her shares of common stock as collateral. Unless otherwise indicated, the business address for each of the identified stockholders is 70 E. Long Lake Road, Bloomfield Hills, Michigan 48304.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Richard Agree	452,016	(3)	1.7%
Joel Agree	352,408	(4)	1.3%
John Rakolta, Jr.	159,133			*
Kenneth Howe(5)	77,382			*
Laith Hermiz	31,208	(6)		*
Gene Silverman	26,762			*
William S. Rubenfaer	17,562			*
Matthew M. Partridge	11,231	(7)		*
Farris G. Kalil	9,034			*
Leon M. Schurgin	6,712			*
Jerome Rossi	1,562			*
Merrie S. Frankel	152			*
All directors and executive officers as a group (11 persons)	1,145,162	(8)	4.4%

*	Less than 1%
(1)	The amount of common stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.
(2)	Percentages are based on 26,219,680 shares of common stock outstanding as of March 20, 2017. The amount of common stock outstanding used in calculating such percentages assumes that none of the limited partnership units in Agree Limited Partnership are converted to common stock.
(3)	Consists of (i) 330,459 shares owned directly (including 34,133 shares of restricted stock), (ii) 55,361 shares held in his individual retirement account (“IRA”), (iii) 8,883 shares owned in his wife’s IRA, (iv) 19,713 shares owned by his wife, and (v) 39,600 shares owned by irrevocable trusts for his children, and does not include (vi) 347,619 shares of common stock issuable upon conversion of limited partnership units in Agree Limited Partnership, our operating partnership.
(4)	Consists of shares owned directly (including 137,088 shares of restricted stock).
(5)	Mr. Howe was a named executive officer in 2016, serving as our Interim Chief Financial Officer and Secretary from August 2015 until January 2016.
(6)	Consists of shares owned directly (including 17,865 shares of restricted stock).
(7)	Consists of shares owned directly (including 10,149 shares of restricted stock).
(8)	Does not include 347,619 shares of common stock issuable upon conversion of limited partnership units in Agree Limited Partnership, our operating Partnership.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our common stock (our only outstanding class of equity securities) as of March 20, 2017, to our knowledge, each beneficial owner of more than 5% of the outstanding shares of our common stock. As of March 20, 2017, there were 26,219,680 shares of our common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
BlackRock, Inc.	3,491,689	(3)	13.3%
The Vanguard Group – 23-1945930	3,237,983	(4)	12.3%
FMR LLC	2,229,327	(5)	8.5%
Vanguard Specialized Funds – Vanguard REIT Index Fund – 23-2834924	1,966,778	(6)	7.5%
Deutsche Bank AG	1,577,829	(7)	6.0%

(1)	The amount of common stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.
(2)	Percentages are based on 26,219,680 shares of common stock outstanding as of March 20, 2017. The amount of common stock outstanding used in calculating such percentages assumes that none of the limited partnership units in Agree Limited Partnership are converted to common stock.
(3)	Pursuant to Schedule 13G/A (Amendment No. 8) filed with the SEC on January 12, 2017 by BlackRock, Inc. Represents 3,491,689 shares of common stock beneficially owned by BlackRock, Inc. and certain of its affiliates. The business address of such person is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. is deemed to have sole voting power with respect to 3,404,777 shares and sole dispositive power with respect to 3,491,689 shares.
(4)	Pursuant to Schedule 13G/A (Amendment No. 4) filed with the SEC on February 9, 2017 by The Vanguard Group — 23-1945930. Represents 3,237,983 shares of common stock beneficially owned by The Vanguard Group and certain of its affiliates. The business address of such person is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group is deemed to have sole voting power with respect to 62,495 shares, shared voting power with respect to 34,315 shares, sole dispositive power with respect to 3,176,190 shares and shared dispositive power with respect to 61,793 shares.
(5)	Pursuant to Schedule 13G filed with the SEC on February 14, 2017 by FMR LLC. Represents 2,229,327 shares of common stock beneficially owned by FMR LLC and certain of its affiliates. The business address of such person is 245 Summer Street, Boston, MA 02210. FMR LLC is deemed to have sole voting power with respect to 431,934 shares and sole dispositive power with respect to 2,229,327 shares.
(6)	Pursuant to Schedule 13G/A (Amendment No. 3) filed with the SEC on February 13, 2017 by Vanguard Specialized Funds — Vanguard REIT Index Fund — 23-2834924 (“Vanguard REIT”). Represents 1,966,778 shares of common stock beneficially owned by Vanguard REIT. The business address of such person is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard REIT has sole voting power and sole dispositive power with respect to 1,966,778 shares.
(7)	Pursuant to Schedule 13G/A (Amendment No. 1) filed with the SEC on February 13, 2017 by Deutsche Bank AG. Represents 1,577,829 shares of common stock beneficially owned by Deutsche Bank AG and certain of its affiliates. The business address of such person is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany. Deutsche Bank AG is deemed to have sole voting power with respect to 1,171,916 shares and sole dispositive power with respect to 1,577,829 shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of nine directors. The directors are divided into three classes serving three-year staggered terms. At this annual meeting, two directors will be elected to serve until the annual meeting of stockholders in 2020 or until such director’s earlier resignation, retirement or other termination of service, and in the case of a holdover director, until his or her successor is duly elected and qualified.

On September 6, 2016, Gene Silverman notified the Company that he will not stand for re-election to the Board at the Company’s 2017 annual meeting. Mr. Silverman’s decision to not stand for re-election to the Board at the Company’s Annual Meeting was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Prior to the Annual Meeting, the Board will reduce the size of the Board from nine directors to eight directors.

The Board has re-nominated Farris G. Kalil and Merrie S. Frankel, whose terms expire at this annual meeting, to serve until the annual meeting of stockholders in 2020. The Board has affirmatively concluded that Merrie S. Frankel and Farris G. Kalil are independent under the applicable rules of the NYSE.

Each nominee has consented to serve his or her term until his or her successor has been duly elected and qualified, if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies by the Board will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board hereby recommends that you vote FOR the election of its director nominees.

The following table sets forth the director nominees and continuing directors of the Board:

Name	Age	Title	Term Ending
Merrie Frankel(1)	62	Independent Director	2017
Farris G. Kalil(1)	77	Independent Director	2017
Richard Agree	73	Executive Chairman of the Board and Director	2018
John Rakolta, Jr.	69	Independent Director	2018
Jerome Rossi	73	Independent Director	2018
Joel Agree	38	Chief Executive Officer and Director	2019
William S. Rubenfaer	72	Independent Director	2019
Leon M. Schurgin	75	Independent Director	2019

(1)	Standing for re-election to a three-year term.

The biographical descriptions below set forth certain information with respect to the director nominees and continuing directors of the Board. The Board has identified specific attributes of each director that the Board has determined qualify that person for service on the Board.

Merrie S. Frankel has been a Director of our Company since October 2016. Ms. Frankel is currently President of Minerva Realty Consultants, LLC, a REIT and ratings advisory firm, and an adjunct professor at Columbia University’s Graduate School of Architecture, Planning and Preservation and New York University’s Schack Institute of Real Estate. From November 1998 to August 2016, she was Vice President and Senior Credit Officer at Moody’s Investors Service in the Commercial Real Estate Finance Group, where she was responsible for rating real estate investment trusts (“REITs”) and real estate operating companies. Prior to her time at Moody’s, she was Senior Vice President and Director of Portfolio Management for the Argo Funds and held numerous positions within the real estate industry at notable companies including Ernst & Young, Cushman & Wakefield, J.P. Morgan Securities and Salomon Brothers Inc. Ms. Frankel holds J.D. and M.B.A. degrees from Hofstra University and graduated with a B.A. in English from the University of Pennsylvania with numerous honors. Among her industry affiliations, she is a board member and treasurer of the Women Executives in Real Estate Charitable Fund, has served as a Trustee and chaired the New York District Council for the Urban Land Institute and chaired the nominating committee for the Financial Women’s Association of New York.

The Board has determined that it is in the best interests of our Company and our stockholders for Ms. Frankel, in light of her experience as a senior executive in the real estate and financial services industries, as well as her significant expertise in capital markets, accounting and REITs, to continue to serve as a director of the Board, subject to stockholder approval at this annual meeting.

Farris G. Kalil has been a Director of our Company since December 1993. Mr. Kalil has been a financial consultant since June 1999. From November 1996 until his retirement in May 1999, Mr. Kalil served as Director of Business Development for the Commercial Lending Division of Michigan National Bank, a national banking institution. From May 1994 to November 1996, Mr. Kalil served as a Senior Vice President for Commercial Lending at First of America Bank — Southeast Michigan, N.A. Prior thereto, Mr. Kalil served as a Senior Vice President of Michigan National Bank where he headed the Commercial Real Estate Division, Corporate Special Loans, Real Estate Asset Management/Real Estate Owned Group, and the Government Insured Multi-Family Department. Mr. Kalil received his B.S. from Wayne State University and continued his education at the Northwestern University School of Mortgage Banking.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Kalil, in light of his corporate accounting expertise and his extensive banking and finance experience, including his experience as head of the Commercial Real Estate Division, Corporate Special Loans, Real Estate Asset Management/Real Estate Owned Group at Michigan National Bank, to continue to serve as a director of the Board, subject to stockholder approval at this annual meeting.

Joel Agree has been our President and a Director since June 2009. He was appointed as Chief Executive Officer in January 2013, and from June 2009 to that date he served as Chief Operating Officer. Prior to being promoted to President and Chief Operating Officer, from January 2006 to June 2009, Mr. Joel Agree served as our Executive Vice President. He is a member of the State Bar of Michigan and the International Council of Shopping Centers. He holds a Juris Doctorate degree from Wayne State University Law School and a Bachelor of Arts degree in Political Science from the University of Michigan. Joel Agree is the son of Richard Agree.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Joel Agree, in light of his day-to-day company-specific operational, management and market experience through his position as President and Chief Executive Officer of our Company, to continue to serve as a director of the Board.

William S. Rubenfaer has been a Director of our Company since December 2007. He is a partner in the certified public accounting firm of Rubenfaer & Associates, P.C., which he founded in 1979. He is also the managing member of Sage Capital Management, L.L.C., a registered investment advisory firm. He is active in community activities, including serving as a past president and board member of the Bloomfield Hills, Michigan School District. Mr. Rubenfaer is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Michigan Association of CPAs.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Rubenfaer, in light of his extensive corporate accounting, tax and finance experience and his many years of local community service activities, to continue to serve as a director of the Board.

Leon M. Schurgin has been a Director of our Company since March 2004. He previously served as our Counsel to the law firm of Dawda, Mann, Mulcahy & Sadler, PLC. From 2007 to September 2012, he was a member in the law firm of Bodman, PLC, one of Michigan’s largest law firms. Mr. Schurgin holds a Bachelor’s Degree in Business Administration from the University of Michigan, a Juris Doctorate Degree, Magna Cum Laude, from Wayne State University and a Masters of Law Degree in Taxation from Wayne State University. He is also a certified public accountant.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Schurgin, in light of his significant legal experience in the acquisition, development, financing and sale of shopping centers and free standing commercial properties and his accounting experience as a certified public accountant, to continue to serve as a director of the Board.

Richard Agree has been the Executive Chairman of the Board since January 2013. From December 1993 until January 2013, he was our Chief Executive Officer and Chairman of the Board. Prior thereto, he worked as managing partner of the general partnerships which held our properties prior to the formation of our Company and the initial public offering and was President of the predecessor company since 1971. Mr. Richard Agree has managed and overseen the development of over eight million square feet of retail real estate during the past 45 years. He is a graduate of the Detroit College of Law, a member of the State Bar of Michigan and the International Council of Shopping Centers. Mr. Richard Agree is the father of Mr. Joel Agree.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Richard Agree, in light of his extensive company-specific operational, market and finance experience as the founder and former Chief Executive Officer of our Company, his leadership abilities and his expertise in the ownership, development, acquisition and management of retail real estate net leased to national tenants, to continue to serve as a director of the Board.

John Rakolta, Jr. has been a Director of our Company since August 2011. Mr. Rakolta is the chairman and chief executive officer of Walbridge, a “Top 50” privately-held construction company founded in Detroit in 1916. Mr. Rakolta serves as a director on the boards of The Community Foundation for Southeast Michigan, Detroit Downtown Partnership and Business Leaders for Michigan. He is an Executive Committee member of the Michigan Economic Development Corporation. Mr. Rakolta was appointed Romania’s Honorary Consul General to the United States in 1998. He received a Bachelor of Science degree in Civil Engineering from Marquette University in 1970.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Rakolta, in light of his strong executive background in business and construction and his leadership skills to continue to serve as a director of the Board.

Jerome Rossi has been a Director of our Company since January 2015. Mr. Rossi is the Chief Executive Officer of R&R Consulting and was previously Senior Executive Vice President and Group President of The TJX Companies from 2005 until January 2015. He served as Chief Operating Officer of HomeGoods from 2000 to 2005, Executive Vice President and Chief Operating Officer of The Marmaxx Group from 1995 to 2000 and President and Chief Executive Officer of Marshalls from 1990 to 1995. Mr. Rossi began his career in 1967 as a Certified Public Accountant with Arthur Young & Co. Mr. Rossi currently serves on the Board of Directors of Home Base, the Board of Advisors at Bentley College, the Board of Directors at Bethany Hill School, the Board of Overseers at Newton Wellesley Hospital, the Board of Overseers at Beth Israel Hospital and the Board of Directors of The National Domestic Violence Hotline.

The Board has determined that it is in the best interests of our Company and our stockholders for Mr. Rossi, in light of his extensive career as a senior executive, deep knowledge of retail real estate and retail operations, strong leadership capabilities and public company experience, to continue to serve as a director of the Board.

BOARD MATTERS

The Board of Directors

The Board has general oversight responsibility for our affairs and the directors, in exercising their duties, represent and act on behalf of the stockholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in, among other things, the strategic and financial planning process, leadership development and succession planning, as well as other functions carried out through the Board committees as described below.

Board Leadership Structure.  The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant.

Richard Agree served as our Chairman of the Board and Chief Executive Officer from December 1993 to January 2013 and has served as our Executive Chairman of the Board since January 2013. Joel Agree served as our President and Chief Operating Officer and as a director from June 2009 until his promotion to Chief Executive Officer in January 2013. Subject to the direction of the Board, including the Executive Chairman, Joel Agree has general responsibility and ultimate authority for implementation of our policies. Based on its most recent review, the Board believes our Company’s leadership structure is appropriate because it provides us with informed, consistent and efficient decision making.

In considering its leadership structure, the Board has taken a number of factors into account. The Board, which consists of a majority of independent directors, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are comprised entirely of independent directors. Finally, under our Amended and Restated Bylaws (the “Bylaws”) and Corporate Governance Guidelines, the Board has the ability to change its structure, should that be deemed appropriate and in the best interest of our Company and our stockholders. The Board believes that these factors provide the appropriate balance between the authority of those who oversee our Company and those who manage it on a day-to-day basis.

Risk Management.  The Board takes an active and informed role in our risk management policies and strategies. Our executive officers, who are responsible for our day-to-day risk management practices, present to the Board on the material risks to our Company, including credit risk, liquidity risk and operational risk. At that time, the management team also reviews with the Board our risk mitigation policies and strategies specific to each risk that is identified. Our Compensation Committee reviews and determines whether any of our compensation policies or practices subject the Company to inappropriate risk. Throughout the year, management monitors our risk profile and updates the Board as new material risks are identified or the aspects of a risk previously presented to the Board materially change.

Meetings.  The Board and its committees meet throughout the year at regularly scheduled meetings, and also hold special meetings and act by written consent as appropriate. The Board met six times during 2016. During 2016, each director attended 75% or more in aggregate of (i) the number of meetings of the Board and (ii) the number of meetings held by all committees of the Board on which such director served. It has been and is the policy of the Board that directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All members of the Board attended our 2016 annual meeting of stockholders.

Our independent directors meet in executive sessions at least twice a year without management. The Board has not designated a lead director or a single director to preside at executive sessions. Instead, the presiding director of executive sessions of independent directors is selected at each meeting by such directors.

Director Independence.  The NYSE listing standards set forth objective requirements for a director to satisfy, at a minimum, in order to be determined to be independent by the Board. In addition, in order to conclude a director is independent in accordance with the NYSE listing standards, the Board must also consider all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, which require that a majority of our directors be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of all non-management directors. The Board has affirmatively determined, assisted by the standards set forth above, that each of Messrs. Frankel, Kalil, Rakolta, Jr., Rossi, Rubenfaer and Schurgin are independent directors in accordance with the NYSE listing standards and our Corporate Governance Guidelines and do not have a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. In making this determination, the Board has considered the relationships described below under “Related Person Transactions,” and determined they do not affect independence. The Board’s director independence standards outlined in our Corporate Governance Guidelines can be found on our website at www.agreerealty.com in the Corporate Governance section.

Stock Ownership Requirements.  In May 2009, in order to further align the interests of our executive officers and directors with the interest of our stockholders, and to promote our commitment to sound corporate governance, the Board adopted stock ownership guidelines for executive officers and independent directors. A summary of those guidelines is set forth in “Compensation Discussion and Analysis” under the heading “Stock Ownership Guidelines.”

Board Size.  The Board will reduce the size of the Board from nine directors to eight directors prior to the Annual Meeting. Accordingly, there are only eight nominees and continuing directors named in this proxy statement. A majority of the Board may change the number of directors as long as the number of directors is not above 15 or less than three.

Committees of the Board

The Board has delegated various responsibilities and authority to four standing committees of the Board. Each committee regularly reports on its activities to the full Board. Each committee, other than the Executive Committee, operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available in the Corporate Governance section of our website at www.agreerealty.com. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee are composed entirely of independent directors. The table below sets forth the current membership of the four standing committees of the Board and the number of meetings in 2016 of such committees:

Name	Audit	Compensation	Nominating and Governance	Executive
Richard Agree				Chair
Joel Agree				✓
Merrie S. Frankel	✓
Farris G. Kalil	Chair
John Rakolta, Jr.		✓	✓
Jerome Rossi	✓	✓		✓
William S. Rubenfaer	✓	✓	Chair	✓
Leon M. Schurgin	✓		✓
Gene Silverman		Chair	✓
Meetings	4	1	1	2

Audit Committee.  The Audit Committee is responsible for providing independent, objective oversight of our auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of our internal audit function. In addition, the Audit Committee engages the independent registered public accounting firm. See “Report of the Audit Committee,” “Audit Committee Matters” and the Audit Committee’s charter for additional information on the responsibilities and activities of the Audit Committee.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate and that Ms. Frankel and Mr. Rubenfaer qualify as “audit committee financial experts” as that term is defined in the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The Board has further determined that Farris Kalil and Jerome Rossi possess the financial management expertise within the meaning of the listing standards of the NYSE.

Compensation Committee.  The Compensation Committee is responsible for overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to our executive officers. The Compensation Committee also has authority to grant awards under the Company’s 2014 Omnibus Incentive Plan. See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee’s charter for additional information on the responsibilities and activities of the Compensation Committee.

Role of Management.  After consultation with our executive officers, Joel Agree, our President and Chief Executive Officer, makes recommendations to the Compensation Committee with respect to the design and implementation of the compensation program for the named executive officers. See “Compensation Discussion and Analysis — Determining Compensation for named executive officers.”

Role of Compensation Consultant.  The Compensation Committee has historically not utilized a compensation consultant to establish or administer its executive compensation program due to the limited number of employees employed by our Company (24 full time employees) and the cost of such consultants. In 2016, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to assist the Compensation Committee with its responsibilities related to the Company’s executive compensation programs. The Compensation Committee has determined that Meridian meets the criteria for an independent consultant in accordance with SEC guidelines for such services.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for establishing the requisite qualifications for directors, identifying and recommending the nomination of individuals qualified to serve as directors and recommending directors for each Board committee. The Nominating and Governance Committee also establishes corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards and recommends to the Board the corporate governance guidelines applicable to us. See the Nominating and Governance Committee’s charter for additional information on the responsibilities and activities of the Nominating and Governance Committee.

Director Qualifications.  Our Nominating and Governance Committee has established policies for the desired attributes of the Board as a whole, including as set forth in our Corporate Governance Guidelines. The Board seeks to ensure that a majority of its members are independent within the NYSE listing standards. Further, each director generally may not serve as a member of more than six other public company boards. Each director must possess the individual qualities of integrity and accountability, informed judgment, high performance standards and must be committed to representing the long-term interests of our Company and our stockholders. In addition, directors must be committed to devoting the time and effort necessary to be responsible and productive members of the Board. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience and endeavors to include women and minority candidates in the qualified pool from which Board candidates are chosen. The Nominating and Governance Committee conducts reviews of current directors in light of the considerations described above and their past contributions to the Board. The Board reviews the effectiveness of its director candidate nominating policies annually.

Identifying and Evaluating Nominees.  Generally, the Nominating and Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.

Our Nominating and Governance Committee periodically assesses the appropriate number of directors comprising the Board and whether any vacancies on the Board are expected due to retirement or otherwise. The Nominating and Governance Committee may consider those factors it deems appropriate in evaluating director candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable to our size or scope, experience and skill relative to other Board members and specialized knowledge or experience. Depending on the current needs of the Board, certain factors may be weighted more or less heavily by the Nominating and Governance Committee.

The Nominating and Governance Committee considers candidates for the Board from any responsible source, including current Board members, stockholders, professional search firms or other persons. The Nominating and Governance Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating and Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

Stockholder Nominees.  Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. We did not receive any director nominations by stockholders for the 2017 annual meeting. The Nominating and Governance Committee will consider properly submitted stockholder submissions for nominations to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances. Such nominations may be made by a stockholder entitled to vote, who delivers written notice along with the additional information and materials to our Secretary in compliance with the requirements set forth in our Bylaws and below in “Additional Information — Proposals for 2018 Annual Meeting.”

Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name, sufficient biographical information to demonstrate that the nominee meets the qualification requirements for Board service as set forth under “Director Qualifications,” and such other information regarding each nominated person as set forth in our Bylaws and that would be required in a proxy statement filed pursuant to the SEC’s proxy rules in the event of an election contest. The nominee’s written consent to the nomination should also be included with the nominating submission, which should be addressed to: Agree Realty Corporation, 70 E. Long Lake Road, Bloomfield Hills, MI 48304, Attention: Secretary.

Executive Committee.  The Executive Committee has the authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board, the execution of certain contracts and agreements, including those related to our borrowing of money, and generally to exercise all other powers of the Board except for those which require action by a majority of the independent directors or the entire Board.

Compensation Committee Interlocks and Insider Participation

During 2016, the Compensation Committee consisted of Gene Silverman (Chairman), John Rakolta, Jr., Jerome Rossi and William S. Rubenfaer. None of the Compensation Committee members has served as an officer or employee of our Company or any of our subsidiaries. In addition, during 2016, none of the Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee. No member of the Compensation Committee has any other business relationship or affiliation with our Company or any of our subsidiaries (other than his service as a director).

Director Compensation

The Compensation Committee establishes and oversees our director compensation program. Director compensation is established with a view to attract highly qualified non-management directors and fairly compensate non-management directors for their time and effort on behalf of stockholders. Each non-management director who is not an employee of, or affiliated with, the Company receives an annual fee of $30,000. Each non-management director may elect to receive their annual fee in common stock or cash. Unless otherwise determined by the Compensation Committee, payment of the annual fee, whether in cash or common stock, is made in March following the fiscal year in which the non-management director served on the Board. The amount of common stock issued is determined by dividing the dollar amount each non-management director elects to receive in the form of common stock by the closing price of the common stock on the NYSE on the date of payment. Directors who are employees or officers of our Company or any of our subsidiaries do not receive any additional compensation for serving on the Board or any committees thereof.

The Chairperson of the Audit Committee receives an additional $4,000 in compensation, which is subject to the same cash or common stock election described above. Directors do not receive any additional compensation in any form for their service, including for attendance at meetings of the Board or its committees. The Company reimburses directors for out-of-pocket expenses incurred in connection with their service on the Board.

The following table provides compensation information for the year ended December 31, 2016 for each non-management director.

Name	Fees Earned or Paid in Cash		Stock Awards(1)		Total
Merrie S. Frankel	$—		$7,515	(2)	$7,515
Farris G. Kalil	34,000	(3)	—		34,000
John Rakolta, Jr.	—		30,010	(4)	30,010
Jerome Rossi	—		30,010	(5)	30,010
William S. Rubenfaer	—		30,010	(6)	30,010
Leon M. Schurgin	—		30,010	(7)	30,010
Gene Silverman	—		30,010	(8)	30,010

(1)	All share awards were granted pursuant to the 2014 Equity Incentive Plan and were fully vested on the grant date. The dollar value is computed in accordance with Accounting Standards Codification 718, Share-Based Payment, and reflects the grant date fair value of share awards granted in 2017 for service in 2016.
(2)	Ms. Frankel’s fee represents the prorated fee for her service from October 1, 2016 through December 31, 2016. Ms. Frankel elected to receive her prorated $7,500 fee for service in the form of 152 shares of common stock valued at $49.44 per share, which was the closing price of the common stock on the NYSE on September 30, 2016.
(3)	In addition to the annual fee, Mr. Kalil received $4,000 for this service as Audit Committee Chairman.
(4)	Mr. Rakolta, Jr. elected to receive his $30,000 fee for service in the form of 649 shares of common stock valued at $46.24, which was the closing price of the common stock on the NYSE on March 9, 2017.
(5)	Mr. Rossi elected to receive his $30,000 fee for service in the form of 649 shares of common stock valued at $46.24, which was the closing price of the common stock on the NYSE on March 9, 2017.
(6)	Mr. Rubenfaer elected to receive his $30,000 fee for service in the form of 649 shares of common stock valued at $46.24, which was the closing price of the common stock on the NYSE on March 9, 2017.
(7)	Mr. Schurgin elected to receive his $30,000 fee for service in the form of 649 shares of common stock valued at $46.24, which was the closing price of the common stock on the NYSE on March 9, 2017.
(8)	Mr. Silverman elected to receive his $30,000 fee for service in the form of 649 shares of common stock valued at $46.24, which was the closing price of the common stock on the NYSE on March 9, 2017.

Corporate Governance

The Board has adopted Corporate Governance Guidelines, a copy of which can be found in the Corporate Governance section of our website at www.agreerealty.com. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.

The Board also has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which sets out basic principles to guide the actions and decisions of all of our employees, officers and directors. The Code of Conduct, also available in the Corporate Governance section of our website at www.agreerealty.com, covers numerous topics including honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. Waivers of the Code of Conduct are discouraged, but any waiver that relates to our executive officers or directors may only be granted by the Board and will be publicly disclosed on our website in the Corporate Governance section. The Board also has adopted a Chief Executive Officer and Chief Financial Officer Code of Professional Ethics. See “Related Person Transactions” for additional information on the Board’s policies and procedures regarding related person transactions.

A copy of our committee charters, Corporate Governance Guidelines and Code of Conduct will be sent to any stockholder, without charge, upon written request to our executive offices: Agree Realty Corporation, 70 E. Long Lake Road, Bloomfield Hills, MI 48304, Attention: Secretary.

Communications with the Board

Interested parties who want to communicate with our non-management directors confidentially may do so by sending correspondence to:

Non-Management Directors
Agree Realty Corporation
70 E. Long Lake Road
Bloomfield Hills, MI 48304
Attention: Secretary

Please note that the mailing envelope must contain a clear notification that it is confidential and your letter should indicate whether you are a stockholder of the Company.

Interested parties and stockholders of the Company who want to communicate with the Board or any individual director can write to:

Agree Realty Corporation
70 E. Long Lake Road
Bloomfield Hills, MI 48304
Attention: Secretary

Your letter should indicate that you are an interested party or a stockholder of the Company. Depending on the subject matter, the Secretary will:

•	forward the communication to the director or directors to whom it is addressed;
•	attempt to handle the inquiry directly; for example, where it is a request for information about our Company or if it is a stock-related matter; or
•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

EXECUTIVE OFFICERS

The following table sets forth our executive officers, followed by biographical information regarding each executive officer who is not also a director.

Name	Age	Title
Richard Agree	73	Executive Chairman of the Board
Joel Agree	38	President, Chief Executive Officer and Director
Matthew M. Partridge	33	Chief Financial Officer, Executive Vice President and Secretary
Laith M. Hermiz	46	Chief Operating Officer and Executive Vice President

Matthew M. Partridge has been our Chief Financial Officer, Secretary and Executive Vice President since January 2016. Prior to joining the Company, Mr. Partridge served as Vice President of Finance at Pebblebrook Hotel Trust from January 2010 to January 2016. Prior to joining Pebblebrook Hotel Trust, Mr. Partridge was employed by Phillips Edison & Co. and Huron Consulting Group. Mr. Partridge is a member of NAREIT and the International Council of Shopping Centers, and holds a Bachelors of Business Administration degree in Finance from Eastern Michigan University and an MBA from Xavier University.

Laith M. Hermiz has been our Executive Vice President since April 2010 and our Chief Operating Officer since November 2015. Prior to joining our Company, Mr. Hermiz served as Vice President Development/Redevelopment of Ramco-Gershenson Properties Trust from July 2007 to April 2010. Previously, Mr. Hermiz was Managing Director of Joseph Freed and Associates LLC from April 2004 to July 2007. Mr. Hermiz holds a Bachelor of Science degree from Loyola University — Chicago and a Juris Doctorate degree from University of Detroit-Mercy School of Law. He is a licensed attorney and real estate broker in the State of Michigan and is an active member of the State Bar of Michigan and the International Council of Shopping Centers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee (referred to as the “Committee” in this section), composed entirely of independent directors, administers our executive compensation program. The Committee’s responsibilities include recommending and overseeing compensation, benefit plans and policies, reviewing and approving equity grants, administering share-based plans, and reviewing and approving, annually, all compensation decisions relating to our executive officers. In March 2016, the Committee established the 2016 base salary for the named executive officers, and in February 2017, the Committee determined the 2016 annual cash incentive awards and long-term equity incentive awards for the named executive officers. This section of the proxy statement explains how our compensation programs are designed and operate with respect to our named executive officers, which includes Richard Agree, our Executive Chairman; Joel Agree, our President and Chief Executive Officer; Laith Hermiz, our Executive Vice President and Chief Operating Officer; Matthew Partridge, our Executive Vice President, Chief Financial Officer and Secretary; and Kenneth Howe, our former Interim Chief Financial Officer and Secretary. The following discussion and analysis should be read together with the tables and related footnote disclosures detailed below.

Compensation Objectives and Philosophy

Our compensation program for the named executive officers generally consists of base salary, annual incentive awards, long-term share-based incentive awards and certain other benefits. We also provide certain severance arrangements for our named executive officers. The following summarizes the key principles and objectives of our approach to executive compensation:

•	Provide total compensation that is both fair and competitive. To attract and reduce the risk of losing the services of valuable officers but avoid the expense of excessive pay, compensation should be competitive. The Committee assesses the competitiveness of our compensation to our executive officers by comparing our compensation to executive officer compensation at other public companies. The Committee assesses the competitiveness of the Company’s compensation to its executive officers through consultation and review of materials provided by its compensation consultant, Meridian Compensation Partners (“Meridian”) and by reviewing the 2016 NAREIT Compensation and Benefits Survey to provide it with relevant market data.
•	Attract, retain and motivate key executives who are critical to our operations. The primary purpose of our executive compensation program has been, and is, to achieve our business objectives by attracting, retaining and motivating talented executive officers by providing incentives and economic security.
•	Reward superior individual and Company performance on both a short-term and long-term basis. Performance-based pay aligns the interest of management with our stockholders. Performance-based compensation motivates and rewards individual efforts and company success.
•	Align executives’ long-term interests with those of our stockholders — The Company seeks to align these interests by providing a significant portion of executive officer compensation in the form of common stock. Through share ownership guidelines for named executive officers and grants of restricted common stock that vest over a period of five years, the value of the executive officers’ total compensation should increase as total returns to stockholders increase. The Company expects the value of these elements as a percentage of each executive officer’s annual base salary to motivate executive officers to continually improve their performance and create value for the Company over the long-term. In 2017, the Company’s executive compensation program is designed to reward favorable execution of specific Company performance goals.

The Committee seeks to ensure the foregoing objectives by considering individual performance reviews, Company performance, hiring and retention needs, internal pay equity, market data and other external market pressures in finalizing its compensation determinations.

Determining Compensation for Named Executive Officers

The Committee meets without management present to determine the compensation of the named executive officers. Prior to such meeting, the Committee receives recommendations from Meridian and Joel Agree, our President and Chief Executive Officer, with respect to the design and implementation of the compensation program for the named executive officers. The Committee values Meridian’s extensive knowledge of best-practices and market trends in executive compensation when assessing the compensation of our named executive officers. Joel Agree’s experience with our Company and his involvement in setting and executing the Company’s business goals, strategies, and performance allows him to provide valuable input regarding the overall effectiveness of the management team and each individual’s contribution to our performance. Joel Agree’s recommendations are supported by formal performance reviews for each named executive officer which include an evaluation of the individual’s performance against pre-determined performance metrics. The Committee retains the discretion to modify the recommendations of Meridian or Joel Agree, and reviews such recommendations for their reasonableness based on Company performance, market information, and the Committee’s compensation philosophy and related considerations.

In 2016, the Committee retained Meridian, an independent compensation consulting firm, to assist the Committee with its responsibilities related to the Company’s named executive officer compensation program for 2017. The Committee has determined that Meridian meets the criteria for an independent consultant in accordance with SEC guidelines.

Compensation Committee Consideration of the 2016 Vote on Executive Compensation

In determining our executive compensation program for the remainder of 2016 and for 2017 the Committee generally considered the results of the 2016 advisory vote of our stockholders on executive compensation presented in our 2016 proxy statement. The Committee noted that more than 96% of the votes cast approved the compensation of our named executive officers as described in our 2016 proxy statement. The Committee considered these voting results as supportive of the Committee’s general executive compensation practices.

Elements and Criteria of Compensation in 2016 and 2017 for Named Executive Officers

Our compensation program for named executive officers generally consists of base salary, annual incentive awards, long-term share-based incentive awards and certain other benefits. For 2016, the Committee believed that incentive awards and long-term share-based incentive awards should relate to objectives established by the Board and management to achieve the Company’s financial and other objectives. We also provide certain severance arrangements for our named executive officers.

In February 2017, Meridian provided consultation services to the Committee to assess the competiveness of the Company’s current compensation levels for the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer. Meridian compared the Company’s compensation of certain named executive officers to the same officer levels of a peer group of 13 publicly-traded REITs that were selected either because their enterprise value, market capitalization or total assets were generally comparable to ours. The members of the peer group are:

Cedar Realty Trust	Monmouth Real Estate Investment Corporation
Chatham Lodging Trust	Ramco-Gershenson Properties Trust
Chesapeake Lodging Trust	Rexford Industrial Realty
First Potomac Realty Trust	Summit Hotel Properties
Four Corners Property Trust Inc.	Terreno Realty Corporation
Getty Realty Corporation	Urstadt Biddle Properties Inc.
Lexington Realty Trust

According to the materials provided to the Committee and reviewed by Meridian: (i) enterprise values of the peer group ranged from approximately $1.1 billion to approximately $4.2 billion, and the Company’s enterprise value was in the 60th percentile of the peer group; (ii) market capitalizations of the peer group ranged from approximately $800 million to approximately $2.3 billion, and the Company’s market capitalization was in the 70th percentile of the peer group.

The materials provided to the Committee and reviewed by Meridian included the tenure of the executive officers of the peer group companies in their current positions, as well as the following compensation components for the executive officers of the peer group companies: (i) base salary (data primarily from 2016), (ii) target annual incentives (data primarily from 2015), (iii) target total cash compensation (sum of (i) and (ii)), (iv) long-term incentives (data primarily from 2015) and (v) total direct compensation (sum of (iii) and (iv)).

The materials showed that the 2016 base salary level for certain named executive officers was below the peer group’s 25th percentile. The following table provides a summary of the base salary, the cash incentive awards, the long-term incentive grant date fair value and the total direct compensation of certain named executive officers compared to the mean of those of the peer group:

	Company versus Peer Group Mean
	Base Salary	Cash Incentive Award	Long-Term incentive Grant Date Fair Value	Total Direct Compensation
Chief Executive Officer	-30%	13%	35%	19%
Chief Financial Officer	-36%	-70%	-64%	-57%
Chief Operating Officer	-21%	-62%	-57%	-46%

The Company sets annual base salaries at a level it believes necessary to attract and retain the named executive officers, commensurate with the officers’ responsibilities, reputations and experience. The Company sets annual cash target incentive awards at levels it believes necessary to attract and retain the named executive officers, the amount of which ultimately is approved by the Committee and depends on management’s achievement of certain Company and individual objectives. The Company has also determined to pay time-based long-term equity incentive compensation to encourage the named executive officers to pursue strategies that will create long-term value for our shareholders, to align with our shareholders by tying a significant portion of compensation to the value of common stock with time-based vesting and to promote continuity of management by retaining the named executive officers.

For fiscal year 2016, the Committee determined that executive compensation would consist of: (i) annual cash base salaries; (ii) annual cash incentive awards; and (iii) restricted share awards, subject to time-based vesting provisions over a five-year period. Pursuant to the time-based vesting provisions, the restricted share awards vest one-fifth of the original grant amount on each of January 1, 2017, 2018, 2019, 2020 and 2021.

For fiscal year 2017, the Committee and Board determined that executive compensation would consist of: (i) annual cash base salaries; (ii) annual cash incentive awards; and (iii) two forms of long-term equity-based compensation — 50% as restricted share awards subject to time-based vesting provisions over a five-year period and 50% as performance-based equity awards subject to performance-based vesting provisions over a three-year performance period. The annual cash incentive awards and performance-based equity awards will be based on the achievement of performance goals outlined in the Company’s 2017 Executive Incentive Plan (the “Plan”), approved and adopted by the Committee on February 16, 2017.

The following narrative discusses the components of fiscal year 2015 and 2016 compensation.

Base Salary.  The Committee believes that base salary is a primary factor in retaining and attracting key employees in a competitive marketplace, as well as preserving an employee’s commitment during downturns in the REIT industry and/or equity markets. When determining the base salary for each of the named executive officers, the Committee considers the individual’s experience, current performance, potential for advancement, internal pay equity and market data.

The base salaries paid to the executive officers in 2016 are set forth below in the “Executive Compensation Tables — Summary Compensation Table.” From 2015 to 2016, Richard Agree’s base salary did not increase and remained at $150,000, which he elected, and the Committee approved, to receive in the form of restricted stock. Joel Agree’s base salary was $405,563 in 2015 and $425,841 in 2016, an increase of 5%. Matthew Partridge’s annualized base salary in 2016 was $225,000. Due to his employment beginning in January 2016, his base salary earned in 2016 was $212,019. Kenneth Howe was not an NEO in 2014, but he was named Interim Chief Financial Officer and Secretary in August 2015. Mr. Howe earned $62,900 for the full year 2015 and $42,325 for the full year 2016. Laith Hermiz’s base salary was $251,474 in 2015 and $275,000 in 2016, an increase of 9%. Base salary increases in 2016 were effective March 1, 2017.

For 2017, effective March 1, 2017, the Committee and approved annual base salaries for Joel Agree, Matthew Partridge and Laith Hermiz of $550,000, $260,000 and $285,000, respectively.

Annual Cash Incentive Awards.  The Committee believes the annual cash incentive awards provides a meaningful incentive for the achievement of short-term Company and individual goals, while assisting us in retaining, attracting and motivating employees in the near term. These annual incentive awards are primarily based upon Company performance objectives generally set forth in our annual budget approved by the Board. However, the Committee has significant flexibility in assessing the achievement of performance objectives as well as the corresponding annual cash incentive awards earned. The Committee determined that specific annual cash incentive awards should be paid to certain named executive officers in 2016 due to the Company’s successful acquisition, disposition and development accomplishments, as well as effective balance sheet management, capital raising and portfolio management activities. The cash incentive awards earned by the named executive officers in 2016 are set forth below in the “Executive Compensation Tables — Summary Compensation Table.”

Long-Term Equity Incentive Compensation.  The Committee believes the share-based incentive awards, with multiple-year vesting, provide a strong incentive for employees to focus on our long-term fundamentals and thereby create long-term stockholder value. These awards also assist us in maintaining a stable, continuous management team in a competitive market. The Committee historically has issued restricted stock for purposes of long-term incentive compensation, which provides significant upside incentive and aligns our officers’ interests with our stockholders, while also maintaining some down-market protection. When determining the amount of long-term equity incentive awards to be granted to the named executive officers for prior year performance, the Committee considers, among other things, the following factors: the overall performance of the Company, the responsibilities and performance of the executive (based on formal performance evaluations, as well as a 25% discretionary component recommended by Joel Agree), our stock price performance and total return to shareholders, earnings per share growth (as measured by Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO) and other market factors, including the information provided to the Committee and reviewed by Meridian, and data provided by the NAREIT Compensation and Benefits Survey. See the “Grants of Plan-Based Awards in 2016” table for information regarding the award terms for the grants made in 2016.

2016 Awards of Restricted Common Stock.  The Committee awarded an aggregate of 66,787 shares of restricted common stock for an aggregate principal amount of $3,247,185 to our named executive officers under the 2014 Omnibus Incentive Plan in February 2017 based upon 2016 performance. The grant date fair value of each share was $48.62 based on the closing sales price of our common stock on February 23, 2017. The grants were as follows: Richard Agree, 5,893 shares; Joel Agree, 51,419 shares; Matthew Partridge, 4,114 shares; Kenneth Howe, 0 shares; and Laith Hermiz, 5,361 shares.

Richard Agree was also awarded 3,085 shares as payment in lieu of his annual salary, with a grant date fair value per share of $48.62 based on the closing sales price of our common stock on February 23, 2017. Matthew Partridge was awarded 7,544 shares in January 2016 as a sign-on grant of restricted stock upon commencement of employment with the Company, with a grant date fair value per share of $33.14 based on the closing sales price of our common stock on January 13, 2016. Both awards were issued under the 2014 Omnibus Incentive Plan.

For the grants in consideration of the Company’s 2016 performance, the Committee considered the following results from 2016 in determining long-term equity incentive awards: (1) 2016 total shareholder return of 41.4%, 2-year total shareholder return of 61.3% and 3-year total shareholder return of 88.2%; (2) the increase in rental revenue by 31% from $64.5 million in 2015 to $84.2 million in 2016; (3) the acquisition of 82 properties net leased to industry-leading retailers for an aggregate cost of $295.8 million; (4) the delivery of 10 development and Partner Capital Solutions (“PCS”) projects with an aggregate cost of $16.3 million and total committed capital for development and PCS projects of $38.0 million; (5) the disposition of four properties for aggregate gross proceeds of $29.7 million; (6) enhanced portfolio quality and diversification driven by the aforementioned investment activities, including further geographic and sector diversification, and the increase in exposure to e-commerce and recession resistant retail sectors; (7) generally sustained high-quality portfolio metrics, including 2016 year-end occupancy of 99.6%, rental income generated by investment grade tenants of 46% and a weighted-average remaining lease term of 10.6 years; (8) the 6.1% increase in funds from operations FFO per share and 5.2% increase in AFFO per share; (9) effective balance sheet management and maintenance of leverage metrics consistent with the Company’s long-term financing strategy, including total debt-to-total market capitalization of less than 25% and net debt-to-recurring EBITDA of approximately than 4.5x; and (10) the completion of numerous capital markets transactions, including the amendment and restatement of the Company’s unsecured credit facility, the issuance of $100 million of unsecured debt, and the completion of common stock offerings, raising approximately $228.2 million in net proceeds.

Perquisites and Other Personal Benefits.  We have historically maintained a conservative approach to providing perquisites to executive officers. We provide certain named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the overall executive compensation program and will better enable us to attract and retain superior employees for key positions. These perquisites have been carefully selected to ensure that the value provided to employees is not at the expense of stockholder concern. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. In 2016 the Company paid for the health insurance premiums of our executive officers and certain of our officers were provided with an annual car allowance, associated car maintenance, fuel allowance and/or access to a dedicated Company car. The Committee may revise, amend or add to each named executive officer’s benefits and perquisites if it deems it advisable.

Severance Payments.  We currently have employment agreements with Richard Agree, Joel Agree and Matthew Partridge that provide severance payments under specified conditions. The Committee believes these agreements help to retain executives who are essential to our long-term success. See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits received by our named executive officers under our compensation plans and arrangements upon termination of employment or a change in control of our Company.

Timing and Pricing of Share-Based Grants

We do not coordinate the timing of share-based grants with the release of material non-public information. The Committee approves its annual grants of restricted stock to the named executive officers at its regularly scheduled executive compensation meeting which occurs at the end of each fiscal year. The effective date for annual grants of restricted stock is determined at each meeting and is generally the date of such meeting or shortly thereafter. The Committee generally establishes the date for its regularly scheduled meeting at least a year in advance. The Committee has not granted stock options in recent years.

Stock Ownership Guidelines

In May 2009, to further align the interests of our executive officers and directors with the interest of our stockholders, and to promote our commitment to sound corporate governance, the Committee implemented stock ownership guidelines for executive officers, including the named executive officers, and non-employee directors.

The stock ownership guidelines provide that, within three years of the later date of adoption of the guidelines or the date an individual first becomes subject to the guidelines upon becoming a director or executive officer:

•	our Chief Executive Officer is encouraged to own shares of our common stock, including restricted stock, valued at a minimum of five times annual base compensation;
•	all other executive officers are encouraged to own shares of our common stock, including restricted stock, valued at a minimum of three times annual base compensation; and
•	non-employee directors are encouraged to own shares of our common stock valued at a minimum of two times their annual director compensation.

As of December 31, 2016, all of our directors and executive officers were in compliance with our stock ownership guidelines or on track to be compliant within the three-year period specified by the guidelines.

Policy Prohibiting Hedging and Pledging of Company Stock

The Board believes that ownership of shares of the Company’s common stock by the Company’s executive officers and members of the Board promotes alignment of the interests of the Company’s stockholders with those of its leadership. The Board recognizes that transactions that are designed to hedge or offset declines in the market value of the Company’s shares of common stock can disrupt this alignment, interfere with the Company’s compensation programs and philosophies, and undermine policies regarding share ownership.

The Board also recognizes that officer and director pledging of the Company’s common stock as collateral for indebtedness can be adverse to the interests of the Company’s stockholders because it creates the risk of forced sales that depress the value of the Company’s common stock, creates risk of legal violations, and may encourage excessive risk-taking by executives and directors.

The Board has adopted an anti-hedging and pledging policy that applies to transactions in shares of the Company’s common stock and other equity securities by members of the Board and officers of the Company designated by the Board as “executive officers” for the purposes of federal securities laws.

Under the policy, executive officers and directors of the Company shall not, directly or indirectly:

•	Purchase any financial instrument or enter into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds); or
•	Pledge, hypothecate, or otherwise encumber the Company’s common stock or other equity securities as collateral for indebtedness, including holding such shares in a margin account.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), provides that subject to certain exceptions (the most significant of which is performance-based compensation), a publicly-held corporation may not deduct compensation for federal income tax purposes exceeding $1 million in any one year paid to its chief executive officer or its three other most highly compensated executive officers. We must distribute a specified minimum percentage of our taxable income to maintain our qualification as a REIT under the Internal Revenue Code, and we are not subject to federal income tax on our REIT taxable income if and to the extent we distribute the income to our stockholders. Accordingly, to the extent we pay compensation to our chief executive officer or any of our three other most highly compensated executive officers in excess of $1 million in any year that does not qualify for the performance-based exception, we may have to increase the amount of our distributions to stockholders to avoid tax liability and the loss of our REIT status. This in turn may result in a larger portion of distributions being taxable to stockholders as dividend income, instead of being treated as a nontaxable return of capital to stockholders. For 2016, a portion of the compensation paid to Joel Agree was not deductible by us as a result of Section 162(m).

Nonqualified Deferred Compensation.  Section 409A of the Internal Revenue Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the certain conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to additional income tax, penalties and a further additional income tax calculated as interest on income taxes deferred under the arrangement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this 2017 proxy statement and the Company’s annual report on Form 10-K for the year ended December 31, 2016.

COMPENSATION COMMITTEE

Gene Silverman, Chairman
John Rakolta, Jr.
Jerome Rossi
William S. Rubenfaer

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the total compensation paid or earned by each of the named executive officers in 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Richard Agree Executive Chairman	2016	$149,993	(3)	$—	$286,518		$—	$28,498	$465,009
	2015	149,992	(3)	—	286,022		—	32,011	$468,025
	2014	150,013	(3)	—	286,514		—	29,754	466,281
Joel Agree President and Chief Executive Officer	2016	$414,064		$750,000	$2,499,992		$—	$32,574	$3,696,630
	2015	405,563		350,000	1,600,001		—	34,101	2,389,665
	2014	386,250		225,000	1,448,999		—	34,417	2,094,666
Laith Hermiz Chief Operating Office Executive Vice President	2016	$269,259		$85,202	$260,652		$—	$24,112	$639,225
	2015	251,474		100,000	299,984		$—	24,092	675,550
	2014	244,150		29,908	184,239	(4)	—	24,386	482,683
Matthew Partridge Chief Financial Officer, Executive Vice President and Secretary(6)	2016	$212,019		$74,250	$450,031	(5)	$—	$11,109	$747,409

Kenneth Howe Interim Chief Financial Officer and Secretary(7)	2016	$42,325		$—	$—		$—	$—	$42,325
	2015	62,900		50,000	—		—	—	112,900

(1)	The amounts reported represent the full value of the stock awards issued for the applicable year. The amounts have been calculated in accordance with FASB ASC Topic 718. The awards have been issued in accordance with the 2014 Omnibus Incentive Plan and vest in equal installments over a five-year period from the date of grant. Valuation assumptions used in determining these amounts for 2016, 2015 and 2014 are included in note 11 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2016.
(2)	The amounts reported represent the aggregate incremental cost to the Company of: (i) the individual’s health insurance premiums; (ii) to the extent applicable, the individual’s annual car allowance and associated car maintenance and fuel; and/or (iii) to the extent applicable, the individual’s use of a dedicated Company car.
(3)	Richard Agree’s base salary for 2016, 2015 and 2014 was taken in the form of restricted stock that were issued in accordance with the 2014 Omnibus Incentive Plan and vest in equal installments over a five-year period from the date of grant. Valuation assumptions used in determining these amounts for 2016, 2015 and 2014 are included in note 11 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2016.
(4)	Includes a one-time grant of $100,012 in the form of restricted stock, awarded in February 2014, for the completion of a specific development project and the Committee’s review of the same.
(5)	Includes a one-time grant of $250,008 in the form of restricted stock, awarded in January 2016 as a sign-on grant upon commencement of employment with the Company.
(6)	Matthew Partridge has served as out Chief Financial Officer, Executive Vice President and Secretary since January 2016.
(7)	Kenneth Howe was a named executive officer in 2015 and 2016, serving as our Interim Chief Financial Officer and Secretary from August 2015 until January 2016. The summary compensation table is not required to include his compensation for 2014.

Narrative Discussion of Summary Compensation Table

Employment Agreement — Richard Agree.  See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of Richard Agree’s employment agreement.

Employment Agreement — Joel Agree.  See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of Joel Agree’s employment agreement.

Employment Agreement — Matthew Partridge.  See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of Matthew Partridge’s employment agreement.

Grants of Plan-Based Awards for 2016

The following table sets forth information concerning equity and non-equity awards granted to the named executive officers for performance in 2016:

Name	Grant Date	Approval Date(1)	All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards(3)
Richard Agree	2/23/2017	2/16/2017	5,893	$286,518
	2/23/2017	2/16/2017	3,085	149,992
Joel Agree	2/23/2017	2/16/2017	51,419	2,499,992
Laith Hermiz	2/23/2017	2/16/2017	5,361	260,652
Matthew Partridge	2/23/2017	2/16/2017	4,114	200,023
	1/13/2016	12/1/2015	7,544	250,008	(4)
Kenneth Howe	—	—	—	—

(1)	These approval dates reflect the dates the grants were approved by either the Board of Directors or the Compensation Committee.
(2)	See “Narrative Discussion of Grants of Plan-Based Awards in 2016 Table” discussion below.
(3)	The grant date fair value is calculated in accordance with FASB ASC Topic 718. The awards have been issued in accordance with the 2014 Omnibus Incentive Plan and vest in equal installments over a five-year period from the date of grant. The grant date fair value of each share of restricted stock, which includes the right to receive cash dividends, is equal to the stock price on the grant date. The grant date fair value per share of restricted stock was $48.62 for shares granted on February 23, 2017 and $33.14 for shares granted on January 13, 2016.
(4)	Represents a one-time award as a sign-on grant upon commencement of employment with the Company.

Narrative Discussion of Grants of Plan-Based Awards in 2016 Table

All Other Stock Awards.  The equity awards set forth in this column reflect the long-term incentive equity awards granted to the named executive officers in 2017 for 2016 performance, as well as certain one-time equity award grants related to the commencement of employment. The restricted stock, granted under the 2014 Omnibus Incentive Plan vests in equal installments over a five-year period from the grant date. Cash dividends are paid on the restricted stock during the vesting period.

Outstanding Equity Awards at December 31, 2016

The following table sets forth information on the holdings of stock awards by the named executive officers as of December 31, 2016. No stock options are outstanding.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard Agree	40,895	$1,883,215	—	—
Joel Agree	127,611	5,876,487	—	—
Laith Hermiz	17,696	814,901	—	—
Matthew Partridge	7,544	347,401	—	—
Kenneth Howe	—	—	—	—

(1)	The following shares of restricted stock vest in the following years:

	2017	2018	2019	2020	2021
Richard Agree	15,740	10,940	6,939	4,939	2,335
Joel Agree	41,942	33,941	25,941	17,215	8,572
Laith Hermiz	5,792	4,393	3,793	2,110	1,608
Matthew Partridge	1,509	1,509	1,509	1,509	1,508
Kenneth Howe	—	—	—	—	—
(2)	Based upon the closing price of our common stock on the NYSE on December 31, 2016 of $46.05.

Stock Vested and Options Exercised in 2016

The following table sets forth information on the shares of restricted stock held by the named executive officers that vested during 2016. No stock options are outstanding.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard Agree	18,204	$601,712
Joel Agree	41,369	1,365,763
Laith Hermiz	5,185	183,988
Matthew Partridge	—	—
Kenneth Howe	1,400	47,222

(1)	The value realized is based on the number of shares of restricted stock that vested on the vesting date multiplied by the closing price of our common stock on the NYSE on the vesting date.

Potential Payments Upon Termination or Change-in-Control

The following section describes and quantifies potential payments and benefits to the named executive officers as of December 31, 2016, under our compensation and benefit plans and arrangements upon termination of employment or a change of control of our Company.

Richard Agree, Joel Agree and Matthew Partridge are subject to employment agreements with us. In addition, certain of our compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events.

Company Share-Based Plans

Restricted Stock Award Agreement (applicable to restricted stock grants under the 2014 Omnibus Incentive Plan through December 31, 2016).

During the 120 days following the termination of the participant’s employment for any reason, we have the right to require the return of any unvested shares of restricted stock, as well as any dividends paid on such shares. Under the 2014 Omnibus Incentive Plan, the unvested shares of restricted stock immediately vest in the event our stockholders approve an agreement to merge, consolidate, liquidate or sell all, or substantially all, of our assets. The Board has the discretion to determine whether any leave of absence should constitute a termination of employment.

2014 Omnibus Incentive Plan.  The Compensation Committee is authorized to accelerate the vesting of restricted stock at any time. In addition, in the event of a change of control (as defined therein) or a dissolution or liquidation of our Company, all unvested shares of restricted stock will become immediately vested.

Employment Agreement — Richard Agree

Richard Agree’s employment agreement, pursuant to which he serves as Executive Chairman of the Board is effective through June 30, 2019, and will automatically renew for additional one-year terms unless either Richard Agree or the Company gives the other notice of non-renewal at least 120 days prior to the expiration of any term. Richard Agree is entitled to an annual base salary of $150,000, subject to annual review by the Compensation Committee and is also entitled to participate in all benefit programs generally available to our executive officers, including any equity incentive plan or bonus plan.

Upon any termination, he shall receive any accrued and unpaid salary and bonus for a completed year in one lump sum payment.

The employment agreement may be terminated if he dies or becomes disabled (as defined therein). In the event of termination of the agreement because of death or disability, he (or the estate) shall receive (i) any accrued and unpaid salary through the date of termination, (ii) any accrued and unpaid cash bonus with respect to the fiscal year preceding the termination, but not less than the average bonus paid to Richard Agree during the prior three years (the “average three-year bonus”) (iii) a pro rata portion of the cash bonus with respect to the fiscal year in which the termination occurs, but not less than a pro-rata portion of the average three-year bonus, and (iv) any reimbursable expenses that have not been reimbursed as of the date of termination. In addition, all unvested shares of our common stock will become fully vested.

If Richard Agree’s employment is terminated by us for any reason other than death, disability, or cause, or his employment is terminated by Richard Agree for good reason as defined in the agreement, we shall pay to Richard Agree in cash (i) any accrued and unpaid salary through the date of termination, (ii) any accrued and unpaid cash bonus with respect to the fiscal year preceding the termination, but not less than the average three-year bonus, (iii) a pro-rata portion of the cash bonus with respect to the fiscal year in which the termination occurs, but not less than a pro-rata portion of the average three-year bonus, (iv) an amount equal to two (2) times his compensation as defined in the agreement, and (v) any reimbursable expenses that have not been reimbursed as of the date of termination. Richard Agree shall also continue to participate in all benefit plans made generally available to our executives for the remaining portion of the employment period. In addition, all unvested securities of our Company issued to Richard Agree under our 2005 Equity Incentive Plan, 2014 Omnibus Incentive Plan or any similar plan shall become fully vested as of the date of such termination.

If a change in control (as defined therein) occurs prior to the expiration of Richard Agree’s employment agreement and Richard Agree is terminated by us for reasons other than death, disability or cause, or Richard Agree terminates employment for good reason, in each case within 18 months after such change in control, we will pay to Richard Agree in cash, (i) any accrued and unpaid salary through the date of termination, (ii) any accrued and unpaid cash bonus with respect to the fiscal year preceding the termination, but not less than the average three-year bonus, (iii) a pro-rata portion of the cash bonus with respect to the fiscal year in which the termination occurs, but not less than a pro-rata portion of the average three-year bonus, (iv) an amount equal to three (3) times his compensation as defined in the agreement, and any reimbursable expenses that have not been reimbursed as of the date of termination. He will also continue to participate in all benefit plans made generally available to our executives for the remaining portion of the employment term. In addition, all unvested securities of our Company issued to Richard Agree under our 2005 Equity Incentive Plan, 2014 Omnibus Incentive Plan or any similar plan shall become fully vested as of the date of such termination.

If Richard Agree is terminated by us for cause, then he shall forfeit any and all benefits under the employment agreement other than vested benefits. If he is terminated for cause or voluntarily terminates such employment, he is subject to a non-compete with us for a specified period of time. In addition, the employment agreement contains confidentiality provisions.

Employment Agreement — Joel Agree

Joel Agree’s employment agreement, pursuant to which he serves as our President and Chief Executive Officer, is substantially identical to Richard Agree’s employment agreement. Joel Agree is entitled to an annual base salary of $375,000, subject to annual review by the Compensation Committee, and is also entitled to participate in all benefit programs generally available to our executive officers, including any equity incentive plan or bonus plan.

Employment Agreement — Matthew Partridge

Under the terms of a letter dated November 4, 2015, Matthew Partridge was employed as our Chief Financial Officer, Executive Vice President and Secretary. The letter provided for a base salary of $225,000, subject to adjustment by the Compensation Committee, and provided him with eligibility to receive an annual cash incentive award of 25% - 35% of his base salary and a long-term incentive plan grant of restricted stock with a value of 35% - 70% of his annual base salary.

Under his employment agreement, if Mr. Partridge’s employment is terminated by us for any reason other than death, disability or cause, we shall pay to Mr. Partridge an amount equal to one times his current annual base salary as defined in the agreement. Furthermore, if Mr. Partridge’s employment is terminated without cause before he is vested in 50% of the initial sign-on grant of restricted stock, then in addition to any severance, he is entitled to enter into a consulting agreement with the Company with a guaranteed term of sufficient length to allow him to become vested in 50% of his initial sign-on grant of restricted stock that was awarded upon commencement of employment with the Company.

If Mr. Partridge’s employment is terminated without cause following a change in control, he will be entitled to receive a cash amount equal to the sum of (i) 200% of his current annual base salary, (ii) 200% of his annual cash incentive award for the previous fiscal year, and (iii) 200% of his long-term equity incentive compensation for the previous fiscal year, but in no event more than 200% of his projected threshold long-term equity incentive compensation.

If Mr. Partridge is terminated for cause, then he shall forfeit any and all benefits under the employment agreement other than vested benefits. In addition, the employment agreement contains confidentiality provisions.

Change of Control/Severance Payment Tables

The following table estimates the potential payments and benefits to named executive officers upon termination of employment or a change in control, assuming such event occurs on December 31, 2016. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table.

Items Not Reflected in Table.

The following items are not reflected in the table set forth below:

•	Accrued and unpaid salary, bonus and vacation.
•	Costs of COBRA or any other mandated governmental assistance program to former employees.
•	Welfare benefits provided to all salaried employees.

Named Executive Officer	Base Salary	Bonus	Early Vesting of Stock Awards(1)	Other(2)	Total
Richard Agree(3)
Death or Disability	$—	$—	$1,833,215	$—	$1,833,215
Change in Control	450,000	859,054	1,833,215	43,470	3,235,739
Other (except for cause)	300,000	572,703	1,833,215	43,470	2,799,387
Joel Agree(4)
Death or Disability	$—	$441,667	$5,876,487	$—	$6,318,153
Change in Control	1,277,523	7,315,659	5,876,487	34,920	14,504,588
Other (except for cause)	851,682	5,024,328	5,876,487	34,920	11,787,417
Laith Hermiz
Death or Disability	$—	$—	$—	$—	$—
Change in Control	—	—	814,901	—	814,901
Other (except for cause)	—	—	—	—	—
Matthew Partridge(5)
Death or Disability	$—	$—	$—	$—	$—
Change in Control	450,000	330,500	347,401	—	1,127,901
Other (except for cause)	225,000	—	—	—	225,000
Kenneth Howe(6)
Death or Disability	$—	$—	$—	$—	$—
Change in Control	—	—	—	—	—
Other (except for cause)	—	—	—	—	—

(1)	For all named executive officers with respect to the accelerated vesting of share-based awards, the table reflects the intrinsic value of such acceleration, which for each unvested share of restricted stock is $46.05, the closing price of our common stock on the NYSE on December 31,2016.
(2)	Represents payment of health benefits of executive.
(3)	The information presented is based on the terms of Richard Agree’s employment agreement in place as of December 31, 2016.
(4)	The information presented is based on the terms of Joel Agree’s employment agreement in place as of December 31, 2016.
(5)	The information presented is based on the terms of Matthew Partridge’s employment agreement in place as of December 31, 2016.
(6)	Mr. Howe served as our Interim Chief Financial Officer and Secretary from August 2015 until January 2016.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial statements, internal controls, accounting and financial reporting processes and compliance with applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (“PCOAB”) and an independent audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB, and for expressing their opinions thereon. The Audit Committee’s responsibility is to provide general oversight of the foregoing matters, as well as engaging the Company’s independent registered public accounting firm and establishing the terms of retention. The Audit Committee is governed by a charter, a copy of which is available on our website at www.agreerealty.com.

Review and Discussions with Management and Independent Accountants.  In this context, the Committee has met and held discussions with management and Grant Thornton, the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the audited consolidated financial statements with management and Grant Thornton. The Committee discussed with Grant Thornton the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T, issues regarding accounting and auditing principles and practices, and the adequacy of internal controls that could significantly affect the Company’s financial statements.

Grant Thornton also provided to the Committee the written disclosures and letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Committee concerning independence, and the Committee has discussed with Grant Thornton its independence with respect to the Company. The Committee has reviewed the original proposed scope of the annual audit of the Company’s financial statements and the associated fees and any significant variations in the actual scope of the audit and fees. See “Audit Committee Matters” for additional information regarding the Committee’s pre-approval policies and procedures for audit and non-audit services provided by Grant Thornton.

Conclusion.  Based on the review and discussions referred to above, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

AUDIT COMMITTEE

Farris Kalil, Chairman
Leon Schurgin
William S. Rubenfaer
Jerome Rossi
Merrie S. Frankel

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

In accordance with Audit Committee policies and procedures and applicable law, the Audit Committee must pre-approve all services to be provided by its independent registered public accounting firm. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of such accountants. The Audit Committee generally provides pre-approvals at its regularly scheduled meetings. The Audit Committee has delegated to its chairman, Farris G. Kalil, the authority to grant pre-approvals of non-audit services between regularly scheduled meetings of the Audit Committee, provided that any such pre-approval by Mr. Kalil shall be reported to the Audit Committee at its next scheduled meeting. However, pre-approval of non-audit services is not required if (1) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (2) such services were not recognized by us as non-audit services at the time of the engagement; and (3) such services are promptly brought to the attention of the Audit Committee and, prior to completion of the audit, are approved by the Audit Committee or by one or more Audit Committee members who have been delegated authority to grant approvals.

Fees Paid to Independent Registered Public Accounting Firms

Grant Thornton audited and reported on the Company’s financial statements for the years ended December 31, 2016 and December 31, 2015. The following table sets forth the fees that we were billed for audit and other services provided by Grant Thornton in 2016 and 2015 All such fees paid to Grant Thornton were approved in conformity with the pre-approval policies and procedures noted above.

	2016	2015
Audit Fees	$394,800	$299,687
Audit-Related Fees	45,000	—
Tax Fees	—	—
Other Fees	—	—
	$439,800	$299,687

Audit Fees.  Audit Fees consist of fees and expenses billed for professional services rendered to audit financial statements, assess effectiveness of internal control over financial reporting, review interim consolidated financial statements, review registration statements and prepare comfort letters, services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related Fees.  Audit-Related Fees consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not Audit Fees.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

The Audit Committee currently believes that we should continue our relationship with Grant Thornton LLP and has appointed Grant Thornton to continue as our independent accountants for 2017. See “Report of the Audit Committee” and “Audit Committee Matters” for additional information on matters related to Grant Thornton’s provision of services to us.

Although stockholder ratification of the appointment is not required by current law, rules and regulations and is not binding on us, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and the Audit Committee will take your vote into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of Grant Thornton, the Audit Committee in its sole discretion may terminate the engagement of Grant Thornton and engage another independent auditor at any time during the year, although it has no current intention to do so.

A representative of Grant Thornton will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

The Board recommends that you vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for 2017.

PROPOSAL 3 — ADVISORY (NON-BINDING) VOTE
APPROVING EXECUTIVE COMPENSATION

We are presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program for named executive officers by voting for or against the following resolution.

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2017 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

While this vote is advisory and not binding on us, it will provide information to us and the Compensation Committee regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of 2017 and beyond.

As described in detail under the heading “Compensation Discussion and Analysis” above, we seek to closely align the interests of our executive officers with the interests of our stockholders. Our compensation programs are designed to reward the executive officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Following is a summary of some of the primary components and rationale of our compensation philosophy.

•	Provide total compensation that is both fair and competitive. To attract and reduce the risk of losing the services of valuable officers but avoid the expense of excessive pay, compensation should be competitive. The Compensation Committee assesses the competitiveness of our compensation to our executive officers by comparison to compensation of executive officers at other public companies. The Compensation Committee assesses the competitiveness of the Company’s compensation to its executive officers through consultation and review of materials provided by its compensation consultant Meridian and by reviewing the 2016 NAREIT Compensation and Benefits Survey to provide it with relevant market data.
•	Attract, retain and motivate key executives who are critical to our operations. The primary purpose of our executive compensation program has been and is to achieve our business objectives by attracting, retaining and motivating talented executive officers by providing incentives and economic security.
•	Reward superior individual and company performance on both a short-term and long-term basis. Performance-based pay aligns the interest of management with our stockholders. Performance-based compensation motivates and rewards individual efforts and company success.
•	Align executives’ long-term interests with those of our stockholders. The Compensation Committee believes that requiring the executive officers to maintain a meaningful ownership interest in us relative to their annual base salaries may encourage the executive officers to act in a manner that creates value for our stockholders.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 4 — ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF
ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 included in this proxy statement. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote be held on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board has determined that an advisory vote on named executive officer compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on named executive officer compensation. An annual advisory vote on named executive officer compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for the company, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

This vote is advisory and not binding on the Board or the Company in any way, and therefore the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on named executive officer compensation more or less frequently than the option approved by our stockholders.

The Board of Directors recommends a vote for the option of every year as the frequency with which stockholders are provided an advisory vote on the compensation of named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on named executive officer compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board recommends a vote “FOR” the option of every year as the preferred frequency for advisory votes on executive compensation.

RELATED PERSON TRANSACTIONS

Policies and Procedures

Under SEC rules, a related person transaction is any transaction or any series of transactions in which our Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% stockholder since the beginning of our last completed fiscal year, and their immediate family members.

The non-interested directors of the Board review and oversee any proposed or ongoing related person transactions to ensure there are no conflicts of interest. Our written Code of Conduct expressly prohibits the continuation of any conflict of interest except under guidelines approved by the Board. Our Code of Conduct requires officers and directors to provide full disclosure of any such transaction to appropriate persons and remove themselves from the related decision making process. Persons are encouraged to speak with specified persons if there is any doubt as to whether a transaction could comprise a related person transaction or otherwise constitute a conflict of interest.

If a related person transaction is proposed, the non-interested directors of the Board review such transaction to ensure that our involvement in such transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in the best interests of us and our stockholders. If necessary or appropriate, we will engage third party consultants and special counsel, and the Board may create a special committee, to review such transactions. There were no related person transactions in 2016.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act, requires our directors, certain of our executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of our equity securities and any changes thereto, and to furnish copies of these reports to us. Based on our review of the insiders’ forms furnished to us or filed with the SEC and representations made by our directors and applicable executive officers, no insider failed to file on a timely basis a Section 16(a) report in 2016.

Cost of Proxy Solicitation

All of the expenses of preparing, assembling, printing and mailing the Notice and the other materials used in the solicitation of proxies will be paid by us. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of shares held of record by such persons. Our directors and officers may solicit proxies by mail, telephone, telecopy or in person. They will not receive any additional compensation for such work.

Proposals for 2018 Annual Meeting

Pursuant to Rule 14a-8 of the Securities Exchange Act, any stockholder proposal to be considered for inclusion in our proxy statement and form of proxy for the annual meeting of stockholders to be held in 2018 must be received at our office at 70 E. Long Lake Road, Bloomfield Hills, MI 48304, Attn: Matthew M. Partridge, no later than December 7, 2017 and must be in compliance with the requirements of our Bylaws and the SEC’s proxy rules.

Our Bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2018 annual meeting of stockholders, other than a stockholder proposal or director nomination to be included in our proxy statement as described above, it must be received at our principal executive offices no earlier than the 150th day and no later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the 2017 annual meeting. For our 2018 annual meeting, our Secretary must receive this notice between November 7, 2017 and 5:00 p.m., Eastern Time, on December 7, 2017. If the 2018 annual meeting of stockholders is scheduled to take place before April 19, 2018 or after June 18, 2018, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2018 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2018 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2018 annual meeting of stockholders is first made public by our Company. Any such proposal should be mailed to our Secretary, Matthew M. Partridge at our office at 70 E. Long Lake Road, Bloomfield Hills, MI 48304.

See “Board Matters — Committees of the Board-Nominating and Governance Committee” for additional information.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2017

The Notice of the Annual Meeting, this proxy statement, our annual report to stockholders for the year ended December 31, 2016, including the audited consolidated financial statements for the three years ended December 31, 2016, and the accompanying proxy card are available at http://AgreeRealty.investorroom.com.

By Order of the Board of Directors

Matthew M. Partridge
Chief Financial Officer, Secretary and
Executive Vice President

March 31, 2017

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Merrie S. Frankel   02 Farris G. Kalil

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017.	☐	☐	☐
3	To approve, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

		1 year	2 years	3 years	Abstain
4	To approve (on an advisory basis) whether an advisory vote on the compensation of our named executive officers should occur every one, two or three years.	☐	☐	☐	☐

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

SHARES
CUSIP #
SEQUENCE #

0000326713_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

AGREE REALTY CORPORATION
Annual Meeting of Stockholders
May 19, 2017 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Richard Agree and Matthew M. Partridge, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AGREE REALTY CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, EDT on 5/19/2017, at the Embassy Suites, 850 Tower Drive, Troy, Michigan, 48098, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000326713_2 R1.0.1.15